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                                                                   EXHIBIT 12(a)

                          HAWAIIAN ELECTRIC COMPANY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             YEAR ENDED DECEMBER 31, 1996, 1995, 1994, 1993 AND 1992
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                                           1996        1995        1994         1993          1992
                                           ----        ----        ----         ----          ----
                                                          (DOLLARS IN THOUSANDS)
FIXED CHARGES
Total interest charges .............   $  47,451    $  44,377    $  37,340    $  35,287    $  33,011
Interest component of rentals ......         690          672          808          970        1,070
Pretax preferred stock dividend
 requirements of subsidiaries ......       4,358        4,494        4,651        3,425        3,117
                                       ---------    ---------    ---------    ---------    ---------

TOTAL FIXED CHARGES ................   $  52,499    $  49,543    $  42,799      $39,682    $  37,198
                                       =========    =========    =========      =======    =========

EARNINGS
Income before preferred stock
 dividends of HECO .................   $  85,213    $  77,023    $  65,961    $  56,126    $  53,678
Fixed charges, as shown ............      52,499       49,543       42,799       39,682       37,198
Income taxes (see note below) ......      55,888       50,198       43,588       36,897       23,843
Allowance for borrowed funds used
 during construction ...............      (5,862)      (5,112)      (4,043)      (3,869)      (2,095)
                                       ---------    ---------    ---------    ---------    ---------

EARNINGS AVAILABLE FOR FIXED CHARGES   $ 187,738    $ 171,652    $ 148,305    $ 128,836    $ 112,624
                                       =========    =========    =========    =========    =========


RATIO OF EARNINGS TO FIXED CHARGES          3.58         3.46         3.47         3.25         3.03
                                       =========    =========    =========    =========    =========




NOTE:
Income taxes is comprised of the
 following
  Income tax expense relating to
   operating income for regulatory
   purposes ........................   $  56,170    $  50,719    $  43,820    $  37,007    $  26,254
  Income tax benefit relating to
   nonoperating loss ...............        (282)        (521)        (232)        (110)      (2,411)
                                       ---------    ---------    ---------    ---------    ---------

                                       $  55,888    $  50,198    $  43,588    $  36,897    $  23,843
                                       =========    =========    =========    =========    =========
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